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                                                                      EXHIBIT 11

                                  ADTRAN, INC

       WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

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
                                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                                      SEPTEMBER 30,           SEPTEMBER 30,
                                                   1995         1996        1995          1996
                                                   ----         ----        ----          ----
Weighted average common shares outstanding.....  37,412,116  38,707,474   36,831,908   38,551,606
Net weighted average common stock
   options outstanding  under the treasury
   stock method................................   2,106,563     872,420    2,347,876    1,016,996
                                                 ----------  ----------   ----------   ----------
Weighted average common  and common
   equivalent shares  outstanding..............  39,518,679  39,579,894   39,179,784   39,568,602
                                                 ==========  ==========   ==========   ==========

Net income.....................................  $7,769,675  $9,405,557  $20,891,784  $28,369,165
                                                 ==========  ==========  ===========  ===========
Net income per common and common
  equivalent share.............................  $      .20  $      .24  $       .53  $       .72
                                                 ==========  ==========  ===========  ===========
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